Ex. 99.1

                     SOUTHERN INDIANA GAS & ELECTRIC COMPANY
                                REPORTING PACKAGE

                      For the year ended December 31, 2004


                                    Contents

                                                                        Page
                                                                       Number

      Audited Financial Statements
       Report of Independent Registered Public Accounting Firm           1
       Balance Sheets                                                   2-3
       Statements of Income                                              4
       Statements of Cash Flows                                          5
       Statements of Common Shareholder's Equity                         6
      Notes to Financial Statements                                     7
      Results of Operations                                             22
      Selected Operating Statistics                                     26

                              Basis of Presentation

These annual financial statements should be read in conjunction with audited annual consolidated financial statements and the notes thereto of Vectren Corporation (Vectren) and Vectren Utility Holdings, Inc. (VUHI), the parent companies of SIGECO, filed on report Form 10-K for the year ended December 31, 2004. Vectren and VUHI make available their Securities and Exchange Commission filings and recent annual reports free of charge through its website at www.vectren.com.

                              Frequently Used Terms

AFUDC: allowance for funds used during   MMBTU: millions of British thermal
 construction                             units
APB: Accounting Principles Board         MW: megawatts

EITF: Emerging Issues Task Force         MWh/GWh: megawatt hours/thousands of
                                          megawatt hours (gigawatt hours)
FASB: Financial Accounting Standards     NOx: nitrogen oxide
 Board
FERC: Federal Energy Regulatory          OUCC: Indiana Office of the Utility
 Commission                               Consumer Counselor
IDEM: Indiana Department of              SFAS: Statement of Financial Accounting
 Environmental Management                 Standards
IURC: Indiana Utility Regulatory         USEPA: United States Environmental
 Commission                               Protection Agency
MCF/MMCF/BCF: thousands/millions/        Throughput: combined gas sales and gas
 billions of cubic feet                   transportation volumes
MDth/MMDth: thousands/millions of
 dekatherms

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors of Southern Indiana Gas & Electric
Company:

We have audited the accompanying balance sheets of Southern Indiana Gas & Electric Company (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, common shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Southern Indiana Gas & Electric Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP
-------------------------------------
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 23, 2005

FINANCIAL STATEMENTS


                     SOUTHERN INDIANA GAS & ELECTRIC COMPANY
                                 BALANCE SHEETS
                                 (In thousands)

                                                           December 31,
------------------------------------------------------------------------------
                                                       2004            2003
------------------------------------------------------------------------------
               ASSETS

Utility Plant
  Original cost                                   $ 1,804,843     $ 1,659,527
  Less:  Accumulated depreciation &
    amortization                                      761,256         719,787
------------------------------------------------------------------------------
     Net utility plant                              1,043,587         939,740
------------------------------------------------------------------------------

Current Assets
  Cash & cash equivalents                               1,777           3,675
  Accounts receivable - less reserves of
    $1,148 & $1,202, respectively                      55,109          38,817
  Receivables from other Vectren companies              1,547              76
  Accrued unbilled revenues                            36,402          28,162
  Inventories                                          36,599          37,214
  Recoverable fuel & natural gas costs                      -           3,900
  Prepayments & other current assets                    7,376           4,875
------------------------------------------------------------------------------
     Total current assets                             138,810         116,719
------------------------------------------------------------------------------

Investments in unconsolidated affiliates                  150             150
Other investments                                       9,481          10,474
Non-utility property - net                              3,568           3,769
Goodwill - net                                          5,557           5,557
Regulatory assets                                      50,239          54,625
Other assets                                               85             688
------------------------------------------------------------------------------
TOTAL ASSETS                                      $ 1,251,477     $ 1,131,722
==============================================================================


    The accompanying notes are an integral part of these financial statements

                     SOUTHERN INDIANA GAS & ELECTRIC COMPANY
                                 BALANCE SHEETS
                                 (In thousands)

                                                            December 31,
------------------------------------------------------------------------------
                                                         2004          2003
------------------------------------------------------------------------------
    LIABILITIES & SHAREHOLDER'S EQUITY
Capitalization
  Common shareholder's equity
    Common stock (no par value)                     $   128,263    $  128,258
    Retained earnings                                   265,935       266,911
------------------------------------------------------------------------------
      Total common shareholder's equity                 394,198       395,169
------------------------------------------------------------------------------

  Cumulative redeemable preferred stock                     112           228

  Long-term debt payable to third parties -
       net of debt subject to tender                    226,028       216,330

  Long-term debt payable to VUHI                        148,484       148,484
------------------------------------------------------------------------------
      Total capitalization                              768,822       760,211
------------------------------------------------------------------------------

Commitments & Contingencies (Notes 3, 7, 8 & 9)

Current Liabilities
  Accounts payable                                      37,159         18,437
  Accounts payable to affiliated companies              11,266          8,312
  Payables to other Vectren companies                    9,929         11,456
  Accrued liabilities                                   37,803         38,619
  Short-term borrowings                                    339            830
  Short-term borrowings payable to VUHI                170,171         82,929
  Long-term debt subject to tender                           -          9,975
------------------------------------------------------------------------------
      Total current liabilities                        266,667        170,558
------------------------------------------------------------------------------

Deferred Income Taxes & Other Liabilities
  Deferred income taxes                                121,917        109,951
  Regulatory liabilities                                51,439         48,153
  Deferred credits & other liabilities                  42,632         42,849
------------------------------------------------------------------------------
      Total deferred income taxes & other
        liabilities                                    215,988        200,953
------------------------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY            $1,251,477     $1,131,722
==============================================================================


    The accompanying notes are an integral part of these financial statements

                     SOUTHERN INDIANA GAS & ELECTRIC COMPANY
                              STATEMENTS OF INCOME
                                 (In thousands)

                                                   Year Ended December 31,
---------------------------------------------------------------------------
                                                      2004           2003
---------------------------------------------------------------------------
OPERATING REVENUES
  Electric utility                                $ 371,279      $ 335,694
  Gas utility                                       110,373        102,736
---------------------------------------------------------------------------
     Total operating revenues                       481,652        438,430
---------------------------------------------------------------------------
COST OF OPERATING REVENUES
  Fuel for electric generation                       96,132         86,477
  Purchased electric energy                          20,655         16,172
  Cost of gas sold                                   78,314         73,427
---------------------------------------------------------------------------
     Total cost of operating revenues               195,101        176,076
---------------------------------------------------------------------------
TOTAL OPERATING MARGIN                              286,551        262,354

OPERATING EXPENSES
  Other operating                                   112,113        102,994
  Depreciation & amortization                        58,484         47,649
  Income taxes                                       31,853         30,640
  Taxes other than income taxes                      13,334         12,448
---------------------------------------------------------------------------
     Total operating expenses                       215,784        193,731
---------------------------------------------------------------------------
OPERATING INCOME                                     70,767         68,623

Other income - net                                    3,145          5,048
Interest expense                                     25,333         24,814
---------------------------------------------------------------------------
NET INCOME                                           48,579         48,857
---------------------------------------------------------------------------

Preferred stock dividends                                13             23
---------------------------------------------------------------------------
NET INCOME APPLICABLE TO
    COMMON SHAREHOLDER                            $  48,566      $  48,834
===========================================================================


    The accompanying notes are an integral part of these financial statements

                     SOUTHERN INDIANA GAS & ELECTRIC COMPANY
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                                        Year Ended December 31,
-------------------------------------------------------------------------------
                                                           2004          2003
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $  48,579     $  48,857
  Adjustments to reconcile net income to cash from
         operating activities:
     Depreciation & amortization                          58,484        47,649
     Deferred income taxes & investment tax credits       14,937        (6,195)
     Pension & postretirement periodic benefit cost        2,657         2,896
     Unrealized loss (gain) on derivative instruments      1,399          (654)
     Other non-cash charges - net                            223        (1,521)
     Changes in working capital accounts:
        Accounts receivable, including to Vectren
          companies & accrued unbilled revenue           (27,853)       33,538
        Inventories                                        1,228         2,439
        Recoverable fuel & natural gas costs               3,900         5,715
        Prepayments & other current assets                (2,707)          608
        Accounts payable, including to Vectren
          companies & affiliated companies                20,149       (11,700)
        Accrued liabilities                                 (393)        9,458
     Changes in noncurrent assets                          2,512        (6,015)
     Changes in noncurrent liabilities                    (6,950)           60
-------------------------------------------------------------------------------
          Net cash flows from operating activities       116,165       125,135
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from:
     Long-term debt due to VUHI                                -        61,900
     Additional capital contribution                           -        25,000
  Requirements for:
     Dividends to parent                                 (49,542)      (52,104)
     Retirement of long-term debt, including
       premiums paid                                        (450)      (68,438)
     Redemption of preferred stock                          (116)         (116)
     Dividends on preferred stock                            (13)          (23)
  Net change in short-term borrowings,
    including from VUHI                                   86,751        44,340
  Other activity                                               -        (1,744)
-------------------------------------------------------------------------------
          Net cash flows from financing activities        36,630         8,815
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Requirements for:
     Capital expenditures                               (155,814)     (132,420)
     Other investments                                     1,121             -
-------------------------------------------------------------------------------
          Net cash flows from investing activities      (154,693)     (132,420)
-------------------------------------------------------------------------------
Net increase (decrease) in cash & cash equivalents        (1,898)        1,530
Cash & cash equivalents at beginning of period             3,675         2,145
-------------------------------------------------------------------------------
Cash & cash equivalents at end of period               $   1,777     $   3,675
===============================================================================

Cash paid during the year for:
  Income taxes                                         $  26,486      $ 30,595
  Interest                                                24,422        24,512


    The accompanying notes are an integral part of these financial statements

                     SOUTHERN INDIANA GAS & ELECTRIC COMPANY
                     STATEMENTS COMMON SHAREHOLDER'S EQUITY
                                 (In thousands)

                                            Common      Retained
                                            Stock       Earnings        Total
-------------------------------------------------------------------------------
Balance at January 1, 2003               $ 103,258     $ 270,181     $ 373,439
===============================================================================
Net income & comprehensive income                         48,857        48,857
Common stock:
     Additional capital contribution        25,000                      25,000
     Dividends to parent                                 (52,104)      (52,104)
Preferred stock dividends                                    (23)          (23)
-------------------------------------------------------------------------------
Balance at December 31, 2003             $ 128,258     $ 266,911     $ 395,169
===============================================================================
Net income & comprehensive income                         48,579        48,579
Common stock:
     Other                                       5                           5
     Dividends to parent                                 (49,542)      (49,542)
Preferred stock dividends                                    (13)          (13)
-------------------------------------------------------------------------------
Balance at December 31, 2004             $ 128,263     $ 265,935     $ 394,198
===============================================================================


    The accompanying notes are an integral part of these financial statements

                    SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                        NOTES TO THE FINANCIAL STATEMENTS

1.   Organization and Nature of Operations

Southern Indiana Gas and Electric Company (the Company or SIGECO), an Indiana corporation, provides energy delivery services to approximately 136,000 electric customers and approximately 110,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. SIGECO is a direct, wholly owned subsidiary of Vectren Utility Holdings, Inc.
(VUHI). VUHI is a direct, wholly owned subsidiary of Vectren Corporation (Vectren). SIGECO generally does business as Vectren Energy Delivery of Indiana, Inc. Vectren is an energy and applied technology holding company headquartered in Evansville, Indiana.

2.   Summary of Significant Accounting Policies

A. Cash & Cash Equivalents
All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents.

B. Inventories
Inventories consist of the following:
                                                           At December 31,
-----------------------------------------------------------------------------
(In thousands)                                           2004          2003
-----------------------------------------------------------------------------
Materials & supplies                                   $ 19,801     $ 17,304
Fuel (coal and oil) for electric generation               8,762       10,680
Gas in storage - at LIFO cost                             7,728        8,599
Emission allowances                                         308          631
-----------------------------------------------------------------------------
       Total inventories                               $ 36,599     $ 37,214
=============================================================================

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost exceeded LIFO cost at December 31, 2004, and 2003, by approximately $30.4 million and $30.1 million, respectively. All other inventories are carried at average cost.

C. Utility Plant & Depreciation
Utility plant is stated at historical cost, including AFUDC. Depreciation of utility property is provided using the straight-line method over the estimated service lives of the depreciable assets.

The original cost of utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

                                             At & For the Year Ended December 31,
----------------------------------------------------------------------------------------------
(In thousands)                               2004                            2003
----------------------------------------------------------------------------------------------
                                                Depreciation                    Depreciation
                                                 Rates as a                      Rates as a
                                                 Percent of                      Percent of
                                Original Cost   Original Cost   Original Cost   Original Cost
----------------------------------------------------------------------------------------------
Electric utility plant           $ 1,458,063          3.6%       $ 1,322,367           3.4%
Gas utility plant                    175,353          3.0%           170,870           3.0%
Common utility plant                  44,126          2.7%            44,290           2.7%
Construction work in progress        127,301            -            122,000              -
----------------------------------------------------------------------------------------------
       Total original cost       $ 1,804,843                     $ 1,659,527
==============================================================================================

AFUDC represents the cost of borrowed and equity funds used for construction purposes and is charged to construction work in progress during the construction period and is included in Other - net in the Statements of Income. The total AFUDC capitalized into utility plant and the portion of which was computed on borrowed and equity funds for all periods reported follows:

                                                  Year Ended December 31,
--------------------------------------------------------------------------
(In thousands)                                     2004             2003
--------------------------------------------------------------------------
AFUDC - equity funds                             $ 1,515          $ 2,863
AFUDC - borrowed funds                             1,310            1,904
--------------------------------------------------------------------------
      Total AFUDC capitalized                    $ 2,825          $ 4,767
==========================================================================

Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred unless deferral is authorized by a rate order. When property that represents a retirement unit is replaced or removed, the cost of such property is charged to Utility plant, with an offsetting charge to Accumulated depreciation and Regulatory liabilities for the cost of removal.

D. Impairment Review of Long-Lived Assets
Long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired. This review is performed in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 establishes one accounting model for all impaired long-lived assets and long-lived assets to be disposed of by sale or otherwise. SFAS 144 requires the evaluation for impairment involve the comparison of an asset's carrying value to the estimated future cash flows the asset is expected to generate over its remaining life. If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded based on the difference between the asset's carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.

E. Goodwill
Goodwill arising from business combinations is accounted for in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 uses impairment-only approach to account for the effect of goodwill on the operating results.

Goodwill is tested for impairment at a reporting unit level at least annually and that test is performed at the beginning of each year. The impairment review consists of a comparison of the fair value of a reporting unit to its carrying amount. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recognized in operations. Through December 31, 2004, no goodwill impairment has been recorded. The Company's goodwill is included in the Gas Utility Services operating segment.

F. Regulation
SFAS 71
Retail public utility operations affecting Indiana customers are subject to regulation by the IURC. The Company's accounting policies give recognition to the rate-making and accounting practices of these agencies and to accounting principles generally accepted in the United States, including the provisions of SFAS No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS
71). Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the rate-making process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the rate-making process.

The Company assesses the recoverability of costs recognized as regulatory assets and the ability to continue to account for its activities based on the criteria set forth in SFAS 71. Based on current regulation, the Company believes such accounting is appropriate. If all or part of the Company's operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets.

Regulatory assets consist of the following:
                                                           At December 31,
-----------------------------------------------------------------------------
(In thousands)                                            2004         2003
-----------------------------------------------------------------------------
Future amounts recoverable from ratepayers:
   Income taxes                                         $ 3,354     $  9,184
   Other                                                    962          858
-----------------------------------------------------------------------------
                                                          4,316       10,042
Amounts deferred for future recovery:
   Demand side management programs                       25,878       24,888
   Other                                                  6,555        5,347
-----------------------------------------------------------------------------
                                                         32,433       30,235
Amounts currently recovered through base rates:
   Unamortized debt issue costs                           5,105        4,515
   Premiums paid to reacquire debt                        5,712        5,915
   Demand side management programs                        2,322        2,746
   Rate case expenses                                       706            -
-----------------------------------------------------------------------------
                                                         13,845       13,176
Amounts currently recovered through authorized
 Indiana tracking mechanisms                               (355)       1,172
-----------------------------------------------------------------------------
   Total regulatory assets                              $ 50,239    $ 54,625
=============================================================================

Of the $13.8 million currently being recovered through base rates, $13.1 million is earning a return with a weighted average recovery period of 14.8 years. The Company has rate orders for deferred costs not yet in rates and therefore believes that future recovery is probable.

Cost of Removal and SFAS 143
The Company collects an estimated cost of removal of its utility plant through depreciation rates established by regulatory proceedings. The Company records amounts expensed in advance of payments as a regulatory liability because the liability does not meet the threshold of a legal asset retirement obligation
(ARO) as defined by SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). At December 31, 2004, and 2003, such removal costs approximated $51.4 million and $48.2 million, respectively.

SFAS 143 requires entities to record the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, such gain or loss may be deferred. The Company adopted this statement on January 1, 2003. The adoption was not material to the Company's results of operations.

Refundable or Recoverable Gas Costs, Fuel for Electric Production & Purchased
  Power
All metered gas rates contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in revenues. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel for electric generation is charged to operating expense when consumed.

G. Revenues
Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period.

H. Utility Receipts Taxes
A portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of Operating revenues. Utility receipts taxes paid are recorded as a component of Taxes other than income taxes.

I. Earnings Per Share
Earnings per share are not presented as SIGECO's common stock is wholly owned by Vectren Utility Holdings, Inc.

J. Other Significant Policies
Included elsewhere in these notes are significant accounting policies related to intercompany allocations and income taxes (Note 3) and derivatives (Note 10).

K. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.   Transactions with Other Vectren Companies

Support Services and Purchases
Vectren and certain subsidiaries of Vectren provided corporate and general and administrative services to the Company including legal, technology, finance, tax, risk management, human resources, and charges for share-based compensation and for pension and other postretirement benefits not directly charged to subsidiaries. These costs have been allocated using various allocators, primarily number of employees, number of customers and/or revenues. Allocations are based on cost. SIGECO received corporate allocations totaling $45.9 million and $42.3 million for the years ended December 31, 2004, and 2003, respectively.

Vectren Fuels, Inc., a wholly owned subsidiary of Vectren, owns and operates coal mines from which SIGECO purchases fuel used for electric generation. Amounts paid for such purchases for the years ended December 31, 2004, and 2003, totaled $79.0 million and $77.0 million, respectively. Amounts charged by Vectren Fuels, Inc. are established by supply agreements with the utility.

Retirement Plans and Other Postretirement Benefits
Vectren has multiple defined benefit pension plans and postretirement plans that require accounting as described in SFAS No. 87 "Employers' Accounting for Pensions" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively. An allocation of expense is determined by Vectren's actuaries, comprised of only service cost and interest on that service cost, by subsidiary based on headcount at each measurement date. These costs are directly charged to individual subsidiaries. Other components of costs (such as interest cost and asset returns) are charged to individual subsidiaries through the corporate allocation process discussed above. Neither plan assets nor the FAS 87/106 liability is allocated to individual subsidiaries since these assets and obligations are derived from corporate level decisions. Further, Vectren satisfies the future funding requirements of plans and the payment of benefits from general corporate assets. This allocation methodology is consistent with "multiemployer" benefit accounting as described in SFAS 87 and 106.

For the years ended December 31, 2004 and 2003, periodic pension costs totaling $2.0 million and $2.4 million, respectively, was directly charged by Vectren to the Company. For the years ended December 31, 2004 and 2003, other periodic postretirement benefit costs totaling $0.6 million and $0.5 million, respectively, was directly charged by Vectren to the Company. As of December 31, 2004 and 2003, $25.9 million and $26.4 million, respectively, is included in Deferred credits & other liabilities and represents expense directly charged to the Company that is yet to be funded to Vectren.

Cash Management Arrangements
The Company participates in a centralized cash management program with Vectren, other wholly owned subsidiaries, and banks which permits funding of checks as they are presented. See Note 5 regarding long-term and short-term intercompany borrowing arrangements.

Share-Based Incentive Plans
In December 2004, the FASB issued Statement 123 (revised 2004), "Share-Based Payments" (SFAS 123R) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The effective date of SFAS 123R for the Company is July 1, 2005. SFAS 123R provides for multiple transition methods, and the Company is still evaluating potential methods for adoption. SIGECO does not have share-based compensation plans separate from Vectren. An insignificant number of the Company's employees participate in Vectren's share-based compensation plans. The adoption of this standard is not expected to have any material effect on the Company's operating results or financial condition.

Guarantees of Parent Company Debt
Vectren's three operating utility companies, SIGECO, Indiana Gas Company, Inc. (Indiana Gas) and Vectren Energy Delivery of Ohio, Inc. are guarantors of VUHI's $350 million in short-term credit facilities, of which approximately $308.0 million is outstanding at December 31, 2004, and VUHI's $550 million unsecured senior notes outstanding at December 31, 2004. The guarantees are full and unconditional and joint and several, and VUHI has no subsidiaries other than the subsidiary guarantors.

Income Taxes
Vectren and subsidiary companies file a consolidated federal income tax return. For financial reporting purposes, SIGECO's current and deferred tax expense is computed on a separate company basis.

The components of income tax expense and utilization of investment tax credits follow:
                                                   Year Ended December 31,
----------------------------------------------------------------------------
(In thousands)                                        2004           2003
----------------------------------------------------------------------------
Current:
   Federal                                         $ 11,900       $ 27,440
   State                                              5,137          9,447
----------------------------------------------------------------------------
Total current taxes                                  17,037         36,887
----------------------------------------------------------------------------
Deferred:
   Federal                                           14,523         (2,358)
   State                                              1,656         (2,534)
----------------------------------------------------------------------------
Total deferred taxes                                 16,179         (4,892)
----------------------------------------------------------------------------
Amortization of investment tax credits               (1,242)        (1,303)
----------------------------------------------------------------------------
   Total income tax expense                          31,974         30,692
----------------------------------------------------------------------------
Less: Income tax expense included
       in other - net                                   121             52
----------------------------------------------------------------------------
   Total income tax expense in
       operating income                            $ 31,853       $ 30,640
============================================================================

A reconciliation of the federal statutory rate to the effective income tax rate follows:
                                                        Year Ended December 31,
-------------------------------------------------------------------------------
                                                            2004       2003
-------------------------------------------------------------------------------
Statutory rate                                             35.0 %     35.0 %
State & local taxes, net of federal benefit                 5.5        5.6
Amortization of investment tax credit                      (1.5)      (1.6)
All other - net                                             0.7       (0.4)
-------------------------------------------------------------------------------
      Effective tax rate                                   39.7 %     38.6 %
===============================================================================

The liability method of accounting is used for income taxes under which deferred income taxes are recognized to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities at currently enacted income tax rates. Significant components of the net deferred tax liability follow:
                                                            At December 31,
-------------------------------------------------------------------------------
(In thousands)                                             2004         2003
-------------------------------------------------------------------------------
Noncurrent deferred tax liabilities (assets):
  Depreciation & cost recovery timing differences       $ 130,421    $ 111,404
  Regulatory assets recoverable through future rates        9,115       15,614
  Regulatory liabilities to be settled through
     future rates                                          (5,762)      (6,430)
  Employee benefit obligations                            (11,085)     (10,371)
  Other - net                                                (772)        (266)
-------------------------------------------------------------------------------
     Net noncurrent deferred tax liability                121,917      109,951
-------------------------------------------------------------------------------
Current deferred tax liability:
  Deferred fuel costs - net                                 1,729        3,691
-------------------------------------------------------------------------------
     Net current deferred tax liability                     1,729        3,691
-------------------------------------------------------------------------------
     Net deferred tax liability                         $ 123,646    $ 113,642
===============================================================================

At December 31, 2004 and 2003, investment tax credits totaling $10.7 million and $11.9 million, respectively, are included in Deferred credits and other liabilities. These investment tax credits are amortized over the lives of the related investments. The Company has no tax credit carryforwards at December 31, 2004.

4.   Transactions with Vectren Affiliates

ProLiance Energy, LLC
ProLiance Energy, LLC (ProLiance), a nonregulated energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides natural gas and related services to SIGECO, Indiana Gas, the Ohio operations, Citizens Gas and others. ProLiance's primary business is optimizing the gas portfolios of utilities and providing services to large end use customers.

Transactions with ProLiance
Purchases from ProLiance for resale and for injections into storage for the years ended December 31, 2004, and 2003, totaled $79.1 million and $72.8 million, respectively. Amounts owed to ProLiance at December 31, 2004, and 2003, for those purchases were $11.3 million and $8.3 million, respectively, and are included in Accounts payable to affiliated companies in the Balance Sheets. Amounts charged by ProLiance for gas supply services are established by supply agreements with the utility.

Other Affiliate Transactions
Vectren has ownership interests in other affiliated companies accounted for using the equity method of accounting that perform underground construction and repair, facilities locating, and meter reading services to the Company. For the years ended December 31, 2004, and 2003, fees for these services and construction-related expenditures paid by the Company to Vectren affiliates totaled less than $0.1 million and $0.3 million, respectively. Amounts charged by these affiliates are market based. Amounts owed to unconsolidated affiliates other than ProLiance totaled less than $0.1 million at December 31, 2004, and 2003, respectively.

5.   Borrowing Arrangements & Other Financing Transactions

Short-Term Borrowings
SIGECO mainly relies on the short-term borrowing arrangements of VUHI for its short-term working capital needs. Borrowings, including third party borrowings, outstanding at December 31, 2004 and 2003, were $170.5 million and $83.8 million, respectively. The intercompany credit line is limited by VUHI's available capacity, which is $42 million at December 31, 2004. The line is subject to the same terms and conditions as VUHI's commercial paper program. Short-term borrowings bear interest at VUHI's weighted average daily cost of short-term funds. Additionally, at December 31, 2004, the Company has approximately $5 million of short-term borrowing capacity with third parties to supplement its intercompany borrowing arrangements, of which $4.6 million is available. See the table below for interest rates and outstanding balances:

                                                      Year ended December 31,
------------------------------------------------------------------------------
                                                         2004           2003
------------------------------------------------------------------------------
Weighted average total outstanding during
  the year payable to VUHI (in thousands)             $ 111,756      $ 41,456

Weighted average total outstanding during
  the year payable to third parties (in thousands     $     580      $    928

Weighted average interest rates during the year:
     VUHI                                                 1.69%         1.31%
     Bank loans                                           2.19%         1.86%

Long-Term Debt
Senior unsecured obligations and first mortgage bonds outstanding and classified as long-term follow:
                                                          At December 31,
-----------------------------------------------------------------------------
(In thousands)                                           2004          2003
-----------------------------------------------------------------------------
Senior Unsecured Notes Payable to VUHI:
  2011, 6.625%                                       $  86,584     $  86,584
  2018, 5.75%                                           61,900        61,900
-----------------------------------------------------------------------------
    Total long-term debt payable to VUHI             $ 148,484     $ 148,484
=============================================================================

First Mortgage Bonds Payable to Third Parties:
  2016, 1986 Series, 8.875%                          $  13,000     $  13,000
  2023, Series B, adjustable rate presently
   2.08%, tax exempt, auction rate mode,
   weighted average for 2004: 4.44%                     22,550        22,800
  2029, 1999 Senior Notes, 6.72%                        80,000        80,000
  2015, 1985 Pollution Control Series A,
   adjustable rate presently 2.03%, tax
   exempt, weighted average for 2004: 3.09%              9,775         9,975
  2025, 1998 Pollution Control Series A,
   adjustable rate presently 4.75%, tax
   exempt, next rate adjustment: 2006                   31,500        31,500
  2024, 2000 Environmental Improvement
   Series A, 4.65%, tax exempt                          22,500        22,500
-----------------------------------------------------------------------------
    Total first mortgage bonds                         179,325       179,775
-----------------------------------------------------------------------------
Senior Unsecured Bonds Payable to Third Parties:
  2020, 1998 Pollution Control Series B,
   4.50%, tax exempt                                     4,640         4,640
  2030, 1998 Pollution Control Series B, 5.00%,
   tax exempt                                           22,000        22,000
  2030, 1998 Pollution Control Series C,
   adjustable rate presently 5.00%, tax
   exempt, next rate adjustment: 2006                   22,200        22,200
-----------------------------------------------------------------------------
    Total senior unsecured bonds                        48,840        48,840
-----------------------------------------------------------------------------
Total long-term debt outstanding payable to
   third parties                                       228,165       228,615
  Long-term debt subject to tender                           -        (9,975)
  Unamortized debt premium & discount &
   other - net                                          (2,137)       (2,310)
-----------------------------------------------------------------------------
    Long-term debt payable to third parties - net    $ 226,028     $ 216,330
=============================================================================

Issuance Payable to VUHI in 2003
In 2003, the Company issued $61.9 million of long-term debt payable to VUHI. The note has terms identical to the terms of notes issued by VUHI in July 2003 through a public offering. Those notes have an interest rate of 5.75% priced at 99.177% to yield 5.80% to maturity and are due August 2018. They have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by VUHI, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in VUHI's indenture, plus 25 basis points. At present, VUHI has no intent to call the notes; therefore the notes are classified as long term on the accompanying Balance Sheets.

Debt Call
During 2003, the Company called two first mortgage bonds. The first bond had a principal amount of $45.0 million, an interest rate of 7.60%, was originally due in 2023, and was redeemed at 103.745% of its stated principal amount. The second bond had a principal amount of $20.0 million, an interest rate of 7.625%, was originally due in 2025, and was redeemed at 103.763% of the stated principal amount. Pursuant to regulatory authority, the premiums paid to retire the net carrying value of these notes totaling $2.4 million were deferred in Regulatory assets. The proceeds to fund the early redemption were received from VUHI in the form of new long-term debt discussed above and $25 million in additional equity. To generate the initial proceeds to fund these transactions, in July 2003, VUHI completed a public offering of long-term debt netting proceeds of approximately $203 million, and, in August 2003, Vectren completed a public offering of common stock netting proceeds of approximately $163 million.

Other Financing Transactions
During 2004, the Company remarketed two first mortgage bonds. The remarketing effort converted $32.8 million of outstanding fixed rate debt into variable rate debt where interest rates reset weekly. One bond, due in 2023, had a principal amount of $22.8 million and an interest rate of 6%. The other bond, due in 2015, had a principal amount of $10.0 million and an interest rate of 4.3%. These bonds are classified in Long-term debt.

During 2003, the Company re-marketed $22.5 million of first mortgage bonds subject to interest rate exposure on a long term basis. The $22.5 million of mortgage bonds were remarketed through 2024 at a 4.65% fixed interest rate.

Long-Term Debt Sinking Fund Requirements & Maturities
The annual sinking fund requirement of SIGECO's first mortgage bonds is one percent of the greatest amount of bonds outstanding under the Mortgage Indenture. This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture. SIGECO intends to meet the 2005 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2005 is excluded from Current liabilities in the Balance Sheets. At December 31, 2004, $563.9 million of SIGECO's utility plant remained unfunded under SIGECO's Mortgage Indenture.

There are no maturities and/or sinking fund requirements on long-term debt during the five years following 2004.

Long-Term Debt Put & Call Provisions
Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. The put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are re-marketed. Debt which may be put to the Company during the years following 2004 (in millions) is zero in 2005, 2006, 2007, and 2008, $80.0 in 2009 and zero thereafter. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

Covenants
Both long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage and interest coverage, among other restrictions. As of December 31, 2004, the Company was in compliance with all financial covenants.

6.   Cumulative Preferred Stock

Redeemable, Special
This series of redeemable preferred stock has a dividend rate of 8.50% and in the event of involuntary liquidation the amount payable is $100 per share, plus accrued dividends. This series may be redeemed at $100 per share, plus accrued dividends on any of its dividend payment dates, and is also callable at the Company's option at a rate of 1,160 shares per year. As of December 31, 2004, and 2003, there were 1,177 shares and 2,277 shares outstanding, respectively.

7.   Commitments & Contingencies

Commitments
Firm purchase commitments for commodities total $3.7 million in 2005. Firm purchase commitment for utility and non-utility plant total $13.2 million.

Legal Proceedings
The Company is party to various legal proceedings arising in the normal course of business. In the opinion of management, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on its financial position or results of operations. See Note 8 regarding environmental matters.

8.   Environmental Matters

Clean Air Act

NOx SIP Call Matter
The Company has taken steps to comply with Indiana's State Implementation Plan
(SIP) of the Clean Air Act (the Act). These steps include installing Selective Catalytic Reduction (SCR) systems at Culley Generating Station Unit 3 (Culley), Warrick Generating Station Unit 4, and A.B. Brown Generating Station Units 1 and
2. SCR systems reduce flue gas NOx emissions to atmospheric nitrogen and water using ammonia in a chemical reaction. This technology is known to currently be the most effective method of reducing nitrogen oxide (NOx) emissions where high removal efficiencies are required.

The IURC has issued orders that approve:
o the Company's project to achieve environmental compliance by investing in clean coal technology;
o a total capital cost investment for this project up to $244 million (excluding AFUDC), subject to periodic review of the actual costs incurred;
o a mechanism whereby, prior to an electric base rate case, the Company may recover through a rider that is updated every six months, an 8% return on its weighted capital costs for the project; and
o ongoing recovery of operating costs, including depreciation and purchased emission allowances, related to the clean coal technology once the facility is placed into service.

Based on the level of system-wide emissions reductions required and the control technology utilized to achieve the reductions, the current estimated construction cost is consistent with amounts approved in the IURC's orders. Through December 31, 2004, $238 million has been expended, and three of the four SCR's are operational. Once all equipment is installed and operational, related annual operating expenses, including depreciation expense, are estimated to be between $24 million and $27 million. The Company is recovering the operational costs associated with the SCR's and related technology. The 8% return on capital investment approximates the return authorized in the Company's last electric rate case in 1995 and includes a return on equity.

The Company has achieved timely compliance through the reduction of the Company's overall NOx emissions to levels compliant with Indiana's NOx emissions budget allotted by the USEPA. Therefore, the Company has recorded no accrual for potential penalties that may result from noncompliance.

Culley Generating Station Litigation
During 2003, the U.S. District Court for the Southern District of Indiana entered a consent decree among SIGECO, the Department of Justice (DOJ), and the USEPA that resolved a lawsuit originally brought by the USEPA against SIGECO. The lawsuit alleged violations of the Clean Air Act by SIGECO at its Culley Generating Station for (1) making modifications to generating station without obtaining required permits, (2) making major modifications to the generating station without installing the best available emission control technology, and
(3) failing to notify the USEPA of the modifications.

Under the terms of the agreement, the DOJ and USEPA agreed to drop all challenges of past maintenance and repair activities at the Culley Generating Station. In reaching the agreement, SIGECO did not admit to any allegations in the government's complaint, and SIGECO continues to believe that it acted in accordance with applicable regulations and conducted only routine maintenance on the units. SIGECO entered into this agreement to further its continued commitment to improve air quality and avoid the cost and uncertainties of litigation.

Under the agreement, SIGECO committed to
o either repower Culley Unit 1 (50 MW) with natural gas and equip it with SCR control technology for further reduction of nitrogen oxide, or cease operation of the unit by December 31, 2006;
o operate the existing SCR control technology recently installed on Culley Unit 3 (287 MW) year round at a lower emission rate than that currently required under the NOx SIP Call, resulting in further nitrogen oxide reductions;
o enhance the efficiency of the existing scrubber at Culley Units 2 and 3 for additional removal of sulphur dioxide emissions;
o install a baghouse for further particulate matter reductions at Culley Unit 3 by June 30, 2007;
o conduct a Sulphuric Acid Reduction Demonstration Project as an environmental mitigation project designed to demonstrate an advance in pollution control technology for the reduction of sulfate emissions; and
o    pay a $600,000 civil penalty.

The Company notified the USEPA of its intention to shut down Culley Unit 1 effective December 31, 2006. The Company does not believe that implementation of the settlement will have a material effect to its results from operations or financial condition. The $600,000 civil penalty was accrued during 2003 and is reflected in Other-net.

Information Request
On January 23, 2001, SIGECO received an information request from the USEPA under
Section 114 of the Act for historical operational information on the Warrick and A.B. Brown generating stations. SIGECO has provided all information requested with the most recent correspondence provided on March 26, 2001.

Manufactured Gas Plants
In October 2002, the Company received a formal information request letter from the IDEM regarding five manufactured gas plants owned and/or operated by SIGECO and not currently enrolled in the IDEM's VRP. In response, SIGECO submitted to the IDEM the results of preliminary site investigations conducted in the mid-1990's. These site investigations confirmed that based upon the conditions known at the time, the sites posed no risk to human health or the environment. Follow up reviews have been initiated by the Company to confirm that the sites continue to pose no such risk.

On October 6, 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM's VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM on February 24, 2004. On July 13, 2004, SIGECO filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program. The total investigative costs, and if necessary, costs of remediation at the four SIGECO sites, as well as the amount of any PRP or insurance recoveries, cannot be determined at this time.

9.   Rate & Regulatory Matters

Gas Base Rate Settlements
On June 30, 2004, the IURC approved a $5.7 million base rate increase for SIGECO's gas distribution business. The new rate designs include a larger service charge, which is intended to address to some extent earnings volatility related to weather. The base rate change in SIGECO's service territory was implemented on July 1, 2004, resulting in additional 2004 revenues of $2.5 million.

The order also permits SIGECO to recover the on-going costs to comply with the Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter. Any costs incurred in excess of these annual caps are to be deferred for future recovery.

10.  Derivatives & Other Financial Instruments

Accounting Policy for Derivatives
The Company executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk. The Company accounts for its derivative contracts in accordance with SFAS 133, "Accounting for Derivatives" and its related amendments and interpretations. In most cases, SFAS 133 requires a derivative to be recorded on the balance sheet as an asset or liability measured at its market value and that a change in the derivative's market value be recognized currently in earnings unless specific hedge criteria are met.

When an energy contract that is a derivative is designated and documented as a normal purchase or normal sale, it is exempted from mark-to-market accounting. Otherwise, energy contracts and financial contracts that are derivatives are recorded at market value as current or noncurrent assets or liabilities depending on their value and on when the contracts are expected to be settled. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to SFAS 71. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in accumulated other comprehensive income for cash flow hedges or as an adjustment to the underlying's basis for fair value hedges. The ineffective portion of hedging arrangements is marked-to-market through earnings. The offset to contracts affected by SFAS 71 are marked-to-market as a regulatory asset or liability. Market value for derivative contracts is determined using quoted market prices from independent sources. Following is a more detailed discussion of the Company's use of mark-to-market accounting related to asset optimization and natural gas procurement.

Asset Optimization
Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. Substantially all of the margin from these activities is generated from contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk. Contracts with counter-parties subject to master netting arrangements are presented net in the Consolidated Balance Sheets. Asset optimization contracts are recorded at market value.

Asset optimization contracts recorded at market value at December 31, 2004, totaled $2.5 million of Prepayments & other current assets and $3.1 million of Accrued liabilities, compared to $2.4 million of Prepayments & other current assets and $2.8 million of Accrued liabilities at December 31, 2003.

The proceeds received and paid upon settlement of both purchase and sale contracts along with changes in market value of open contracts are recorded in Electric utility revenues. Net revenues from asset optimization activities totaled $23.8 million in 2004 and $26.5 million in 2003.

Natural Gas Procurement Activity
The Company's regulated operations have limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana and Ohio regulations which, subject to compliance with those regulations, allow for recovery of such purchases through natural gas and fuel cost adjustment mechanisms. Although the Company's regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price- sensitive reduction in volumes sold. The Company mitigates these risks by executing derivative contracts that manage the price of forecasted natural gas purchases. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings. At December 31, 2004 and 2003, the market values of these contracts were not significant.

Fair Value of Other Financial Instruments

The carrying values and estimated fair values of the Company's other financial instruments follow:
                                                   At December 31,
--------------------------------------------------------------------------------
                                            2004                    2003
                                   ----------------------  ---------------------
                                    Carrying      Est.      Carrying      Est.
(In thousands)                       Amount    Fair Value    Amount   Fair Value
---------------------------------- ----------------------  ---------------------
  Long term debt                   $ 228,165   $ 240,294   $ 228,615  $ 239,407
  Long term debt payable to VUHI     148,484     159,519     148,484    159,927
  Short-term borrowings                  339         339         830        830
  Short-term borrowings from VUHI    170,171     170,171      82,929     82,929

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings, its carrying amount approximates its fair value.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period. Accordingly, any reacquisition would not be expected to have a material effect on the Company's results of operations.

11.  Additional Operational & Balance Sheet Information

Other - net in the Statements of Income consists of the following:

                                                    Year ended December 31,
------------------------------------------------------------------------------
(In thousands)                                       2004               2003
------------------------------------------------------------------------------
AFUDC                                              $ 2,825           $ 4,767
Other income                                           675             1,699
Other expense                                         (355)           (1,418)
------------------------------------------------------------------------------
    Total other - net                              $ 3,145           $ 5,048
==============================================================================

Accrued liabilities in the Balance Sheets consist of the following:

                                                        At December 31,
-----------------------------------------------------------------------------
(In thousands)                                      2004               2003
-----------------------------------------------------------------------------
Accrued taxes                                     $  7,978          $ 15,979
Deferred income taxes                                1,729             3,691
Accrued interest                                     4,458             5,710
Refunds to customers & customer deposits            13,240             5,124
Accrued salaries & other                            10,398             8,115
-----------------------------------------------------------------------------
    Total accrued liabilities                     $ 37,803          $ 38,619
=============================================================================

12.  Segment Reporting

The Company has two operating segments: (1) Gas Utility Services and (2) Electric Utility Services as defined by SFAS 131 "Disclosure About Segments of an Enterprise and Related Information" (SFAS 131). Gas Utility Services provides natural gas distribution and transportation services in southwestern Indiana, including counties surrounding Evansville. Electric Utility Services provides electricity primarily to southwestern Indiana, and includes the Company's power generating and marketing operations. For its operations the Company uses after tax operating income as a measure of profitability, consistent with regulatory reporting requirements. The Company cross manages its operations as separated between Energy Delivery, which includes the gas and electric transmission and distribution functions, and Power Supply, which includes the power generating and marketing operations. The Company makes decisions on finance and dividends at the corporate level. Information related to the Company's business segments is summarized below:
                                                   Year Ended December 31,
-----------------------------------------------------------------------------
(In thousands)                                      2004              2003
-----------------------------------------------------------------------------
Revenues
  Electric Utility Services                     $  371,279        $  335,694
  Gas Utility Services                             110,373           102,736
-----------------------------------------------------------------------------
     Total operating revenues                   $  481,652        $  438,430
=============================================================================
Profitability Measure
  Operating Income
     Electric Utility Services                  $   65,697        $   63,767
     Gas Utility Services                            5,070             4,856
-----------------------------------------------------------------------------
       Total operating income                   $   70,767        $   68,623
=============================================================================
Amounts Included in Profitability Measures
  Depreciation & Amortization
     Electric Utility Services                  $   53,341        $   42,627
     Gas Utility Services                            5,143             5,022
-----------------------------------------------------------------------------
       Total depreciation & amortization        $   58,484        $   47,649
=============================================================================
  Income Taxes
     Electric Utility Services                  $   30,770        $   29,808
     Gas Utility Services                            1,083               832
--------------------------------------------------- -------------------------
       Total income taxes                       $   31,853        $   30,640
=============================================================================

                                                       At December 31,
-----------------------------------------------------------------------------
(In thousands)                                     2004               2003
-----------------------------------------------------------------------------
Assets
  Electric Utility Services                     $1,090,130        $  974,576
  Gas Utility Services                             161,347           157,146
-----------------------------------------------------------------------------
      Total assets                              $1,251,477        $1,131,722
=============================================================================

                                                    Year Ended December 31,
-----------------------------------------------------------------------------
(In thousands)                                      2004               2003
-----------------------------------------------------------------------------
Capital Expenditures
  Electric Utility Services                     $  150,586        $  124,058
  Gas Utility Services                               5,228             8,362
-----------------------------------------------------------------------------
      Total capital expenditures                $  155,814        $  132,420
=============================================================================

13.  Impact of Recently Issued Accounting Guidance

FIN 46/46-R (Revised in December 2003)
In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities (VIE) and significantly changes the consolidation requirements for those entities. FIN 46 is intended to achieve more consistent application of consolidation policies related to VIE's and thus improves comparability between enterprises engaged in similar activities when those activities are conducted through VIE's. In December 2003, the FASB completed its deliberations of proposed modifications to FIN 46 and decided to codify both the proposed modifications and other decisions previously issued through certain FASB Staff Positions into one document that was issued as a revision to the original Interpretation (FIN 46R). FIN 46R currently applies to VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. For entities created prior to January 31, 2003, FIN 46R is to be adopted no later than the end of the first interim or annual reporting period ending after March 15, 2004. The Company has neither created nor obtained an interest in a VIE since January 31, 2003. Adoption of FIN 46R did not have a material impact on the Company's results of operations or financial position.

15.  Quarterly Financial Data (Unaudited)

Information in any one quarterly period is not indicative of annual results due to the seasonal variations common to the Company's utility operations. Summarized quarterly financial data for 2004 and 2003 follows:


--------------------------------------------------------------------------------
(In thousands)                           Q1         Q2         Q3         Q4
--------------------------------------------------------------------------------

2004
     Results of Operations:
     Operating revenues               $136,804   $104,621   $114,622   $125,605
     Operating margin                   71,673     64,119     77,126     73,633
     Operating income                   15,309     12,723     22,261     20,474
     Net income applicable to
        common shareholder              10,040      7,221     16,744     14,561

2003
     Results of Operations:
     Operating revenues               $135,067    $89,600   $106,257   $107,506
     Operating margin                   68,325     56,685     71,328     66,016
     Operating income                   17,883     12,781     21,361     16,598
     Net income applicable to
        common shareholder              13,381      6,050     16,182     13,221

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto and the annual reports filed on Forms 10-K of both Vectren and VUHI.

             Executive Summary of Consolidated Results of Operations

SIGECO generates revenue primarily from the delivery of natural gas and electric service to its customers. The primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services. Results are impacted by weather patterns in its service territory and general economic conditions both in its service territory as well as nationally.

In 2004, Earnings were $48.6 million as compared to $48.8 million in 2003. The minor decrease in earnings is due to increased operating expenses, partially offset by margin growth. The primary expense changes were higher depreciation expense and maintenance costs. Margin growth results from the recovery of NOx related environmental expenditures, gas base rate increases implemented in 2004, and customer growth.

During 2003, the Company initiated a base rate case for gas service territory. An order was received in July 2004, and on an annual basis, will increase margins an estimated $5.7 million. During 2004 the rate increase provided additional margin of $2.5 million. The order also allows for the recovery of pipeline integrity management costs capped at $750,000 in 2005 and $500,000 thereafter, with any costs greater than those amounts deferred for future recovery. The Company has sought and received regulatory recovery mechanisms (trackers) affecting electric margin that provide a return on utility plant constructed for environmental compliance and that allow for recovery of related operating expenses. After tax earnings associated with the NOx compliance trackers totaled $9.0 million in 2004 and $4.7 million in 2003.

                            Significant Fluctuations

Throughout this discussion, the terms Gas Utility margin and Electric Utility margin are used. Gas Utility margin and Electric Utility margin could be considered non-GAAP measures of income. Gas Utility margin is calculated as Gas utility revenues less the Cost of gas. Electric Utility margin is calculated as Electric utility revenues less Fuel for electric generation and Purchased electric energy. These measures exclude Other operating expenses, Depreciation and amortization, and Taxes other than income taxes, which are included in the calculation of operating income. The Company believes Gas Utility and Electric Utility margins are better indicators of relative contribution than revenues since gas prices and fuel costs can be volatile and are generally collected on a dollar for dollar basis from customers. Margins should not be considered an alternative to, or a more meaningful indicator of, operating performance than operating income or net income as determined in accordance with accounting principles generally accepted in the United States.

Margin

Margin generated from the sale of natural gas and electricity to residential and commercial customers is seasonal and impacted by weather patterns in the Company's service territory. Margin generated from sales to large customers (generally industrial, other contract, and firm wholesale customers) is primarily impacted by overall economic conditions. Margin is also impacted by the collection of state mandated taxes, which fluctuate with gas costs, and is also impacted by some level of price sensitivity in volumes sold. Electric generating asset optimization activities are primarily affected by market conditions, the level of excess generating capacity, and electric transmission availability. Following is a discussion and analysis of margin generated from regulated utility operations.

Electric Utility Margin (Electric Utility Revenues less Fuel for Electric Generation and Purchased Electric Energy)

Electric Utility margin by revenue type follows:

                                                Year Ended December 31,
------------------------------------------------------------------------
(In thousands)                                    2004           2003
------------------------------------------------------------------------

Residential & commercial                       $ 159,716      $ 141,061
Industrial                                        62,398         53,533
Municipalities & other                            17,424         20,174
------------------------------------------------------------------------
    Total retail & firm wholesale                239,538        214,768
Asset optimization                                14,954         18,277
------------------------------------------------------------------------
       Total electric utility margin           $ 254,492      $ 233,045
========================================================================

Retail & Firm Wholesale Margin
Native load and firm wholesale margin was $239.5 million for the year ended December 31, 2004. This represents a $24.8 million increase over 2003. Additional NOx recoveries increased margin $14.6 million in 2004. Cooling weather for the year was 12% warmer than last year, increasing margin an estimated $2.0 million. The remaining increase in margin was attributable to increased small customer usage and increased sales to industrial customers. Due to the above factors, volumes sold increased 5% to 6.19 GWh for 2004, compared to 5.90 GWh in 2003.

Margin from Asset Optimization Activities
Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. Substantially all of the margin from these activities is generated from contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk.

Following is a reconciliation of asset optimization activity:

                                                     Year Ended December 31,
------------------------------------------------------------------------------
(In thousands)                                         2004           2003
------------------------------------------------------------------------------
Beginning of Year Net Asset Optimization Position    $   (424)      $   (718)

Statement of Income Activity
  Mark-to-market gains (losses) recognized             (1,399)           654
  Realized gains (losses) recognized                   16,353         17,623
------------------------------------------------------------------------------
     Net activity in electric utility margin           14,954         18,277
------------------------------------------------------------------------------
Net cash received & other adjustments                 (15,156)       (17,983)
------------------------------------------------------------------------------
End of Year Net Asset Optimization Position          $   (626)      $   (424)
==============================================================================

Net wholesale margins decreased $3.3 million compared to 2003 due to reduced available capacity. The availability of excess capacity was impacted by scheduled outages of owned generation, related to the installation of environmental compliance equipment and an increase in demand by native load customers due to both weather and increased usage.

Gas Utility Margin (Gas Utility Revenues less Cost of Gas Sold)

Gas Utility margin and throughput by customer type follows:

                                                 Year Ended December 31,
------------------------------------------------------------------------
(In thousands)                                       2004         2003
------------------------------------------------------------------------
    Residential                                   $ 20,296     $ 18,989
    Commercial                                       5,734        5,367
    Contract                                         4,625        4,024
    Other                                            1,404          929
------------------------------------------------------------------------
      Total gas utility margin                    $ 32,059     $ 29,309
========================================================================
Volumes in MMDth:
    Sold to residential & commercial customers      11,548       12,495
    Sold & transported to contract customers        18,701       19,052
------------------------------------------------------------------------
      Total throughput                              30,249       31,547
========================================================================

Gas utility margins were $32.1 million for the year ended December 31, 2004. This represents an increase in gas utility margin of $2.8 million compared to 2003. Base rate increases added $2.5 million compared to the prior year. Heating weather for the year ended December 31, 2004, was 8% warmer than normal and 8% warmer than the prior year. The estimated unfavorable impact on gas utility margin caused by weather was approximately $0.8 million compared to 2003. Also offsetting the effects of weather were increased late and reconnect fees and customer growth. Gas sold and transported volumes were 4% less in 2004, compared to the prior year. The decreased throughput was primarily attributable to weather. The average cost per dekatherm of gas purchased was $6.31 in 2004 and $5.78 in 2003.

Operating Expenses

Other Operating

Other operating expenses increased $9.1 million for the year ended December 31, 2004, as compared to 2003. NOx-related expenses recovered through rates increased $2.6 million. Maintenance expenses increased $3.5 million primarily due to planned turbine maintenance. Bad debt expense increased approximately $1.0 million due in part to higher gas costs. Year-over-year results were also affected by higher labor and benefit costs and increased corporate charges for use of shared assets.

Depreciation & Amortization

For the year ended December 31, 2004, depreciation expense increased $10.8 million compared to 2003. NOx-related depreciation contributed $4.8 million of the increase. The year-over-year increase also affected by a $3.6 million of additional depreciation resulting from a true-up of demand side management amortization to existing regulatory orders recorded during 2004. The remaining increase is primarily due to normal additions to utility plant. Upgrades implemented in 2002 and 2003 now included in annual depreciation expense include a gas-fired peaker unit, customer system upgrades, and other upgrades to existing transmission and distribution facilities.

Income Taxes

For the year ended December 31, 2004, income taxes were $1.2 million higher than 2003 primarily due to an increased effective rate.

Taxes Other Than Income Taxes

Taxes other than income taxes increased $0.9 million in 2004 compared to 2003. Almost all of the 2004 increase corresponds with increased collections of utility receipts taxes due to higher revenues.

Other Income (Expense)

Total other income (expense)-net decreased $1.9 million during 2004 compared to 2003. Lower amounts of AFUDC were recorded in 2004 as NOx expenditures were placed in service.

Interest Expense

In the second half of 2003, the Company completed permanent financing transactions in which short term borrowings from VUHI and $65 million of higher coupon third party debt were replaced with $25 million in equity and $61.9 in long-term debt payable to VUHI. The changes in interest expense in 2004 compared 2003 reflect the full impact of those transactions.

                             Other Operating Matters

MISO

The FERC approved the Midwest Independent System Operator (MISO) as the nation's first regional transmission organization. Regional transmission organizations place public utility transmission facilities in a region under common control. The MISO is committed to reliability, the nondiscriminatory operation of the bulk power transmission system, and to working with all stakeholders to create cost-effective and innovative solutions. The Carmel, Indiana, based MISO began operations in December 2001 and serves the electrical transmission needs of much of the Midwest. In December 2001, the IURC approved the Company's request for authority to transfer operational control over its electric transmission facilities to the MISO. That transfer occurred on February 1, 2002. Pursuant to an order from the IURC, certain MISO costs have been deferred for future recovery.

During 2004, SIGECO together with three other Indiana electric utilities filed a proceeding with the IURC seeking to recover the anticipated costs associated with MISO's implementation of the "Day 2 energy market" on April 1, 2005. A hearing considering this request occurred in February, 2005.

As a result of MISO's operational control over much of the Midwestern electric transmission grid, including SIGECO's transmission facilities, SIGECO's continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO's policies regarding use of transmission facilities, as well as ongoing FERC initiatives and uncertainties around the "Day 2 energy market" operations, it is difficult to predict near term operational impacts. However, as stated above, it is believed that MISO's regional operation of the transmission system will ultimately lead to reliability improvements.

The potential need to expend capital for improvements to the transmission system, both to SIGECO's facilities as well as to those facilities of adjacent utilities, over the next several years will become more predictable as MISO completes studies related to regional transmission planning and improvements. Such expenditures may be significant.

SELECTED ELECTRIC OPERATING STATISTICS:
------------------------------------------------------------------------------
                                                       For the Year Ended
                                                          December 31,
                                                ------------------------------
                                                   2004                2003
------------------------------------------------------------------------------
OPERATING REVENUES (In thousands):
    Residential                                 $ 119,753           $ 105,381
    Commercial                                     92,867              82,268
    Industrial                                    107,568              92,746
    Misc. Revenue                                   3,694               7,185
                                                ------------------------------
       Total System                               323,882             287,580
                                                ------------------------------
    Municipals                                     23,561              21,534
    Other Wholesale                                23,836              26,580
                                                ------------------------------
                                                $ 371,279           $ 335,694
                                                ==============================
MARGIN (In thousands):
    Residential                                 $  93,459            $ 81,950
    Commercial                                     66,257              59,110
    Industrial                                     62,398              53,533
    Misc. Revenue                                   3,563               7,060
                                                ------------------------------
       Total System                               225,677             201,653
                                                ------------------------------
    Municipals                                     13,861              13,115
    Other Wholesale                                14,954              18,277
                                                ------------------------------
                                                $ 254,492           $ 233,045
                                                ==============================
ELECTRIC SALES (In MWh):
    Residential                                 1,501,707           1,441,706
    Commercial                                  1,501,513           1,422,127
    Industrial                                  2,543,534           2,416,885
    Misc. Sales                                    13,481              17,210
                                                ------------------------------
       Total System                             5,560,235           5,297,928
                                                ------------------------------
    Municipals                                    625,925             600,924
    Other Wholesale                             3,526,005           4,305,190
                                                ------------------------------
                                                9,712,165          10,204,042
                                                ==============================
YEAR END CUSTOMERS:
    Residential                                   118,998             117,868
    Commercial                                     17,096              17,054
    Industrial                                        152                 155
    All others                                         21                  21
                                                ------------------------------
                                                  136,267             135,098
                                                ==============================
WEATHER AS A % OF NORMAL:
    Cooling Degree Days                               90%                 80%

SELECTED GAS OPERATING STATISTICS:
------------------------------------------------------------------------------
                                                       For the Year Ended
                                                          December 31,
                                                 -----------------------------
                                                   2004                2003
------------------------------------------------------------------------------
OPERATING REVENUES (In thousands):
      Residential                                $ 71,713            $ 67,846
      Commercial                                   29,933              28,468
      Contract                                      7,361               5,545
      Misc. Revenue                                 1,366                 877
                                                 -----------------------------
                                                 $110,373            $102,736
                                                 =============================
MARGIN (In thousands):
      Residential                                $ 20,296            $ 18,989
      Commercial                                    5,734               5,367
      Contract                                      4,625               4,024
      Misc. Revenue                                 1,404                 930
                                                 -----------------------------
                                                 $ 32,059            $ 29,310
                                                 =============================
GAS SOLD & TRANSPORTED (In MDth):
      Residential                                   7,938               8,455
      Commercial                                    3,610               4,040
      Contract                                     18,701              19,052
                                                 -----------------------------
                                                   30,249              31,547
                                                 =============================
YEAR END CUSTOMERS:
      Residential                                 101,611             101,204
      Commercial                                   10,214              10,115
      Contract                                        157                 159
                                                 -----------------------------
                                                  111,982             111,478
                                                 =============================
WEATHER AS A % OF NORMAL:
      Heating Degree Days                             92%                 98%